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                                                                     Exhibit 3.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                        FIRSTWORLD COMMUNICATIONS, INC.

     FirstWorld Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify that:

     First: The name of the corporation is FirstWorld Communications, Inc.

     Second: The date on which the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware is February 23, 1998.

     Third: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the DGCL, adopted a resolution to amend Article Fourth, Section (a) to read in its entirety as follows:

          "(a) This Corporation is authorized to issue two classes of shares, designated `Common Stock' and `Preferred Stock.' The total number of shares which this Corporation shall have the authority to issue is 510,000,000. The number of shares of Common Stock authorized to be issued is 500,000,000, of which 10,135,164 shall be designated Series A Common Stock and 489,864,836 shall be designated Series B Common Stock. The number of shares of Preferred Stock authorized to be issued is 10,000,000. The par value of each share of Common Stock and of each share of Preferred Stock is $.0001."

     Fourth: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval in accordance with the provisions of Sections 222 and 242 of the DGCL. Accordingly, said proposed amendment has been duly adopted in accordance with Section 242 of the DGCL.

     In Witness Whereof, FirstWorld Communications, Inc. has caused this Certificate to be signed by its Secretary this 25th day of July, 2000.

FirstWorld Communications, Inc.

By:  /s/ Jeffrey L. Dykes
   ----------------------------
Jeffrey L. Dykes
Secretary